Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Glenn Eanes Vice President and Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES THIRD QUARTER RESULTS

WINCHESTER, Virginia (February 26, 2015) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for its third fiscal quarter ended January 31, 2015.

Net sales for the third fiscal quarter increased 12% to $189.0 million compared with the same quarter of the prior fiscal year. Net sales for the first nine months of the current fiscal year increased 15% to $618.6 million from the comparable period of the prior fiscal year. The Company experienced growth in both the remodeling and new construction channels during the third quarter of fiscal year 2015, with new construction growth exceeding 15%.

Net income was $7.3 million ($0.45 per diluted share) for the third quarter of the current fiscal year compared with $2.9 million ($0.18 per diluted share) for the third quarter of the prior fiscal year. Exclusive of one-time tax credits, the Company generated $7.1 million ($0.44 per diluted share) of net income for the third quarter of the current fiscal year compared with $2.9 million ($0.18 per diluted share) for the same period of the prior fiscal year.

Net income for the first nine months of fiscal year 2015 was $24.2 million ($1.52 per diluted share) compared with $14.8 million ($0.95 per diluted share) for the same period of the prior fiscal year. Exclusive of one-time tax credits, the Company generated $23.0 million ($1.44 per diluted share) of net income for the first nine months of the current fiscal year compared with $14.8 million ($0.95 per diluted share) for the same period of the prior fiscal year.

Gross profit for the third quarter of the current fiscal year was 18.6% of net sales compared with 15.4% in the same quarter of the prior year. Gross profit for the first nine months of the current fiscal year was 17.7% of net sales compared with 17.1% for the same period in the prior year. Gross profit in the current quarter was favorably impacted by higher sales volume and improved operating efficiency. Gross profit for the first nine months of the current fiscal year was favorably impacted by higher sales volume and improved operating efficiency that was partially offset by material inflation and costs associated with crewing and infrastructure to support higher levels of sales and installation activity.

Selling, general and administrative costs for the third quarter of fiscal year 2015 were 12.8% of net sales compared with 12.4% in the same quarter of the prior year. Selling, general and administrative costs for the first nine months of the current fiscal year were 11.7% of net sales compared with 12.5% for the same period in the prior year. The increase in the Company’s operating expense ratio in the current quarter was driven by higher performance based compensation costs. The improvement in the Company’s operating expense ratio for the nine-month period was driven by favorable leverage from increased sales and on-going expense control.

The Company generated net cash from operating activities of $36.0 million during the first nine months of fiscal year 2015 compared with $23.5 million during the same period in the prior year. The improvement in the Company’s cash from operating activities was driven primarily by higher operating profitability and lower increases in customer receivables, which was partially offset by increases in inventory levels to support higher sales. Net cash used by investing activities was $43.5 million during the

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AMWD Announces Third Quarter Results

February 26, 2015

first nine months of the current fiscal year compared with $8.3 million during the same period of the prior year due primarily to a $29.5 million investment in short-term certificates of deposit and increased investment in property, plant and equipment. Net cash provided by financing activities decreased $9.5 million during the first nine months of the current fiscal year compared to the same period in the prior year, as the Company repurchased 163,326 shares of common stock at a cost of $5.1 million and proceeds from the exercise of stock options decreased $4.4 million.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates nine manufacturing facilities and seven service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward‑looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMWD Announces Third Quarter Results

February 26, 2015

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended		Nine Months Ended
	January 31		January 31
	2015	2014	2015	2014

Net Sales	$188,963	$169,033	$618,573	$537,660
Cost of Sales & Distribution	153,846	143,032	509,361	445,670
Gross Profit	35,117	26,001	109,212	91,990
Sales & Marketing Expense	16,010	14,287	47,821	44,638
G&A Expense	8,054	6,564	24,710	22,555
Restructuring Charges, net	3	48	6	161
Insurance Proceeds	—	—	—	(94)
Operating Income	11,050	5,102	36,675	24,730
Interest & Other (Income) Expense	74	149	323	464
Income Tax Expense	3,694	2,052	12,161	9,439
Net Income	$7,282	$2,901	$24,191	$14,827

Earnings Per Share:
Weighted Average Shares Outstanding - Diluted	16,131,140	15,827,666	15,953,420	15,595,342

Income Per Diluted Share	$0.45	$0.18	$1.52	$0.95

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AMWD Announces Third Quarter Results

February 26, 2015

Condensed Consolidated Balance Sheet

	January 31	April 30
	2015	2014

Cash & Cash Equivalents	$132,525	$135,700
Investments - certificates of deposit	29,500	—
Customer Receivables	48,173	46,475
Inventories	34,871	31,523
Other Current Assets	12,573	11,718
Total Current Assets	257,642	225,416
Property, Plant & Equipment	79,774	74,049
Other Assets	25,931	30,599
Total Assets	$363,347	$330,064

Current Portion - Long-Term Debt	$1,439	$1,146
Accounts Payable & Accrued Expenses	76,857	75,273
Total Current Liabilities	78,296	76,419
Long-Term Debt	20,274	20,453
Other Liabilities	38,495	42,647
Total Liabilities	137,065	139,519
Stockholders' Equity	226,282	190,545
Total Liabilities & Stockholders' Equity	$363,347	$330,064

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	January 31
	2015	2014

Net Cash Provided by Operating Activities	$35,997	$23,544
Net Cash Used by Investing Activities	(43,516)	(8,277)
Free Cash Flow	(7,519)	15,267

Net Cash Provided by Financing Activities	4,344	13,815
Net Increase (Decrease) in Cash and Cash Equivalents	(3,175)	29,082
Cash and Cash Equivalents, Beginning of Period	135,700	96,971

Cash and Cash Equivalents, End of Period	$132,525	$126,053

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